UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 2, 2011

AAA Public Adjusting Group, Inc.

 (Exact name of registrant as specified in its charter)

Florida	333-153679	26-032541
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1926 Hollywood Blvd. Suite 100, Hollywood, Florida 33020
(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code:  (954) 894-0043

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Current Report on Form 8-K/A amends and restates Item 5.03 of the Current Report on Form 8-K filed by AAA Public Adjusting Group, Inc. (the “Company”) with the Securities and Exchange Commission (“SEC”) on February 17, 2011 (the “Original Filing”). At the time of the Original Filing, the Company had set a pay date for the forward division of its common shares to be February 18, 2011. The Company by amendment to its Articles of Incorporation is hereby resetting a new date of payment for March 18, 2011. Because the Company can now provide such estimates, it is filing this Current Report on Form 8-K/A to include such information in Item 5.03.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 27, 2011, Mr. Karl Bach resigned from the Board of Directors. The resignation was not as a result of any material disagreement with the Registrant; such resignation was due to Mr. Bach choosing to pursue his law studies.

ITEM 5.03.     AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

Amendment of Articles of Incorporation - Forward Split

On March 1, 2011, the Registrant filed with the Secretary of State of Florida, Division of Corporations, an Amendment to the Articles of Incorporation, in particular Article 7 changing the pay date for a previously approved and filed forward split of the Registrant’s common stock with a pay date of March 18, 2011. The Board of Directors had previously on February 11, 2011, pursuant to Section 607.10025, Florida Statutes, approved a fifteen for one forward division (forward split) for the common stock of the Registrant for all shareholders of record as of February 18, 2011 (the “Pay Date” and “Effective Date”).  This amendment to the date for the Pay date is made to fit the necessary timing for notification for a corporate action by FINRA. The execution date of said forward division shall occur upon approval and action of the corporate action by FINRA, with a date to be announced for such effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2011

AAA Public Adjusting Group, Inc.

By:/s/ Christopher Lombardi
Christopher Lombardi
President and Chief Executive Officer